NEWS RELEASE

For Immediate Release
December 7, 2018

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Completes Acquisitions Bolstering Kentucky Presence

CHARLESTON, WV, December 7, 2018 - City Holding Company (“City”) (Nasdaq: CHCO), the parent company of City National Bank of West Virginia, announced today that it has completed its acquisitions of Poage Bankshares, Inc., (“Poage”) (Nasdaq: PBSK), the parent company of Town Square Bank, Ashland, Kentucky, and Farmers Deposit Bancorp, Inc. (“Farmers Deposit”), the parent company of Farmers Deposit Bank, Cynthiana, Kentucky. Both acquisitions became effective as of the close of business on December 7, 2018. The acquisition of Poage was structured as a stock transaction valued at approximately $84.7 million, or $24.22 per share of Poage common stock. The acquisition of Farmers Deposit was structured as a cash transaction valued at $24.9 million, or $1,174.14 per share of Farmers Deposit common stock. City, Poage and Farmers Deposit first announced that they had entered into separate agreements to merge on July 11, 2018. The acquisition of Poage included the merger of Town Square Bank into City National Bank of West Virginia, and the acquisition of Farmers Deposit included the merger of Farmers Deposit Bank into City National Bank of West Virginia.
Based upon financial data as of September 30, 2018, the combined company will have $5.0 billion in assets, deposits of $3.9 billion, and gross loans of $3.5 billion, bolstering City’s presence in the Huntington-Ashland and Lexington, Kentucky MSAs. “It is a pleasure to welcome the staff and customers of Town Square Bank and Farmers Deposit Bank into the City family,” remarked Charles R. (Skip) Hageboeck, President and Chief Executive Officer of City. “With strong roots in the region, and an emphasis on community service, the synergies of our organizations are strong. We believe the combination of our respective businesses will be positive for shareholders, customers, and employees. On a combined basis, through September 30, 2018, Poage and Farmers Deposit incurred operating expenses of over $15 million, or more than $20 million on an annualized basis. With multiple overlapping branches in the Ashland market, more favorable data processing contracts and costs, and the normal efficiencies of larger organizations, we anticipate cost savings of more than 45%, which is good for shareholders. At the same time, we have been able to retain more employees than originally anticipated. We retained more than a dozen administrative/operational staff from Town Square who are filling open positions that existed at City. And, from a customer’s perspective, they will continue to see the same people who have been serving them at Town Square and Farmers Deposit, but will have access to enhanced products and services. City’s dedication to remain a community-focused bank, means that commitment to the local communities will continue to be quite strong.”
Keefe, Bruyette & Woods, Inc. served as financial advisor and Dinsmore & Shohl LLP served as legal counsel to City in both transactions. Sandler O’Neill & Partners, L.P. served as financial advisor and Luse Gorman, PC served as legal counsel to Poage in the Poage transaction. ProBank Austin served as financial advisor and Stites & Harbison, PLLC served as legal counsel to Farmers Deposit in the Farmers Deposit transaction.
About City Holding Company
City Holding Company, headquartered in Charleston, West Virginia is a financial holding company which owns City National Bank of West Virginia. City received the highest ranking in customer satisfaction in the north central region in J.D. Power’s 2018 U.S. Retail Banking Satisfaction Study. City provides a full range of consumer and commercial banking services to individuals, businesses and industries through its 87 branches across West Virginia, Virginia, Kentucky and Ohio. As of September 30, 2018, City had $4.4 billion in total assets, $3.4 billion in deposits, and $3.1 billion in gross loans. For additional information, locations, and hours of operation, please visit www.bankatcity.com.

Safe Harbor Statement:
Statements made in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties including, but not limited to, the successful integration of the transactions contemplated in this release, which includes the retention of the acquired customer relationships, adverse changes in economic conditions, the impact of competitive products and pricing and the other risks set forth in City’s filings with the SEC. As a result, actual results may differ materially from the forward-looking statements in this news release. These factors are not necessarily all of the factors that could cause City’s actual results, performance, or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other unknown or unpredictable factors also could harm City’s results.

All forward-looking statements attributable to City, or persons acting on City’s behalf, are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and City does not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If City updates one or more forward-looking statements, no inference should be drawn that City will make additional updates with respect to those or other forward-looking statements.